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NEWS RELEASE                                                          EXHIBIT 99

ARBOR
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Joseph Martello    (516) 832-5209
Joseph Heller      (516) 832-5303

BankAmerica
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Richard Beebe      (415) 953-2760



                  ARBOR NATIONAL HOLDINGS/BANKAMERICA MERGER

                         REGULATORY APPROVALS RECEIVED



       Uniondale, NY, January 16, 1995 - ARBOR National Holdings, Inc. (NASDAQ:
ARBH) and BankAmerica Corporation ("BAC") released today the "Average Closing Price" for BAC Common Stock which will be used as part of the formula for calculating the share exchange ratio in ARBOR's pending stock merger with a subsidiary of BAC. The "Average Closing Price" of $40.40 was calculated under the merger agreement on the basis of the average closing sales price per share of BAC Common Stock on the New York Stock Exchange for a fixed period preceding final federal bank regulatory approval of the proposed merger transaction, which was obtained earlier this month. Under the BAC/ARBOR merger agreement, the preliminary per share merger price of $16.35 per ARBOR share is subject to various adjustments prior to closing. The final per share merger price resulting from such adjustments will be divided by the "Average Closing Price" to determine the actual exchange ratio applicable to ARBOR shares.

       ARBOR has scheduled a special shareholders' meeting for January 24, 1995 at its corporate headquarters in Uniondale, New York to consider the merger agreement. Subject to shareholder approval and the satisfaction of certain other closing conditions, ARBOR and BAC currently anticipate that the merger will close on January 31, 1995.